Exhibit 11

                Motorola, Inc. and Consolidated Subsidiaries
                Primary and Fully Diluted Earnings Per Common
                         and Common Equivalent Share
            Three Months Ended June 28, 1997 and June 29, 1996
                   (In millions, except per share amounts)

                                               Three Months Ended
                                               June 28,   June 29,
                                                 1997       1996

Net Income                                     $   268     $   326
Add:
Interest on Zero coupon notes due 2009
    and 2013, net of tax and effect of
    executive incentive and employee
    profit sharing plans                             2           1
Adjusted net income                            $   270     $   327


Earnings per common and common equivalent
  share - Primary:
==========================================
Weighted average common shares outstanding       594.3       592.0
Common equivalent shares:
    Stock options                                 10.8        10.4
    Zero coupon notes due 2009 and 2013            6.3         6.7
Common and common equivalent
    shares - primary (in millions)               611.4       609.1

Net earnings per share - primary               $    .44     $   .54


Earnings per common and common equivalent
  share - Fully Diluted:
=========================================
Weighted average common shares outstanding       594.3       592.0
Common equivalent shares:
    Stock options                                 13.6        10.9
    Zero coupon notes due 2009 and 2013            6.4         6.7
Common and common equivalent
    shares - fully diluted (in millions)         614.3       609.6

Net earnings per share - fully diluted         $    .44     $   .54